Exhibit 10.1

August 18, 2023

Balkrishan (Simba) Gill, Ph.D.

    RE:    Bonus

Dear Simba,

Evelo Biosciences, Inc. (the “Company” or “Evelo”) is pleased to inform you that you are eligible to earn a special, one-time cash bonus (the “Bonus”) in the amount of $300,000, pursuant to the terms and conditions set forth in this letter agreement.

Subject to the terms of this letter agreement, the Bonus will be paid to you by the Company in two equal installments, with the first installment being paid within five (5) business days following the date of this letter agreement and the second installment being paid within five (5) business days following the date that the Company has obtained top-line results from a 1/2 clinical trial evaluating the safety and efficacy of EDP2939, and such results demonstrate that EDP2939 (i) met the protocol-specified primary efficacy endpoint(s); and (ii) was well-tolerated during the clinical trial, in each case as determined by the Company’s board of directors (such second installment payment date, the “Payment Date”).

Payment of the second installment of the Bonus shall be subject to your continued employment with the Company through the Payment Date. Notwithstanding the foregoing, if the Company terminates your employment without Cause (as defined in your employment offer letter with Evelo Therapeutics, Inc. (predecessor to the Company), dated as of June 25, 2015, as amended (the “Employment Letter”)) prior to the Payment Date and you execute and deliver (and do not revoke) a general release of claims in a form provided by and satisfactory to the Company (the “Release”) that becomes effective and irrevocable within sixty (60) days following your date of termination, the Company will pay the unpaid portion of the Bonus to you in a lump sum within five (5) business days following the date the Release becomes effective and irrevocable.

    The Bonus will be in addition to, and not in lieu of, any other bonus or compensation that you are entitled to with respect to your employment with the Company.

    For the avoidance of doubt, if your employment with the Company terminates for any reason prior to the Payment Date other than a termination of your employment by the Company without Cause, you will forfeit any right to receive the second installment of the Bonus.

    Payment of the Bonus will be subject to all applicable tax and other withholdings. This letter agreement may be amended only by an instrument in writing signed by both you and an authorized officer of the Company, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. This letter agreement does not confer upon you any right to continued employment with the Company or any of its subsidiaries or interfere in any way with the rights of the Company and its subsidiaries to terminate your employment at any time.

By signing below, you confirm and agree, consistent with prior discussions with you in connection with the Company’s termination of executive severance rights in the Company’s Executive Severance Plan, and independent from any decision to award you the Bonus, that you will no longer be entitled to any severance payments or benefits under the Employment Letter with respect to any termination of your employment with the Company.

    Evelo Biosciences – 620 Memorial Drive, Suite 500, Cambridge, MA 02139

This letter agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. You may not assign, transfer, alienate, sell, pledge or encumber, whether voluntarily, involuntarily or by operation of law your rights under this letter agreement. This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts. This letter agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto. This letter agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile, email, .pdf or other electronic transmission of a signature shall be deemed to be and have the effect of an original signature.

    Please indicate your acceptance of and agreement to the terms and conditions of this letter agreement by signing and returning a copy of this letter to the undersigned. If you have any questions or concerns about this letter, please contact Marella Thorell at [* * *].

    Thank you for your hard work and commitment to the Company.

Sincerely,

EVELO BIOSCIENCES, INC.

By: /s/ Robert Rosiello
Name: Robert Rosiello
Title: Chairman - Evelo Board of Directors

Acknowledged and agreed:

/s/ Balkrishan (Simba) Gill
Balkrishan (Simba) Gill, Ph.D.